Exhibit 10.12

AMENDED AND RESTATED

EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (the “Agreement”) is made and entered into effective as of November 14, 2021 (the “Effective Date”), by and between Amro Albanna (the “Executive”) and Aditxt, Inc., a Delaware corporation (the “Company”). This Agreement amends and restates that certain Employment Agreement, dated February 24, 2021, by and between Executive and the Company (the “Prior Agreement”), and supersedes the Prior Agreement in its entirety.

R E C I T A L S

A. WHEREAS, the Company wishes to retain Executive as its Chief Executive Officer; and

B. WHEREAS, in order to provide Executive with the financial security and sufficient encouragement to become retained by the Company, the Board of Directors of the Company (the “Board”) and the Compensation Committee believes that it is in the best interests of the Company to provide Executive with certain engagement terms and severance benefits as set forth herein.

AGREEMENT

In consideration of the mutual covenants herein contained and the engagement of Executive by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of Executive in connection with Executive’s engagement with the Company; (ii) Executive’s conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) Executive’s willful misconduct that is materially injurious to the Company; (iv) a material breach of Executive’s proprietary information agreement that is materially injurious to the Company; or (v) Executive’s (1) material failure to perform Executive’s duties as an officer of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

(b) “Change of Control” shall mean the occurrence of any of the following events:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii) the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii) there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(c) “Disability” means a physical or mental disability, which prevents Executive from performing Executive’s duties under this Agreement for a period of at least 120 consecutive days in any twelve-month period or 150 nonconsecutive days in any twelve-month period.

(d) “Good Reason” shall mean without Executive’s express written consent any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a material reduction of Executive’s base compensation or target bonus opportunities as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than twenty (20) miles from Executive’s current principal location without the prior written consent of Executive; (iv) requiring Executive to travel on behalf of the Company for more than two (2) consecutive weeks or for more than twelve (12) weeks in a calendar year without the prior written consent of Executive; (v) requiring Executive to report to someone other than the Board of the ultimate parent of the Company, or if no such ultimate parent entity, then the Board of the Company, without the prior written consent of Executive; (vi) a material breach by the Company of this Agreement or any other agreement with Executive that is not corrected within fifteen (15) days after written notice from Executive (or such earlier date that the Company has notice of such material breach); (vii) the failure of the Company to obtain the written assumption of this Agreement by any successor contemplated in Section 12 below; or (viii) requiring Executive to engage in conduct that Executive reasonably believes to be unethical or dishonest; provided, however, that Executive’s resignation shall not constitute a resignation for Good Reason unless (1) Executive provides written notice to the Company describing the existence of any Good Reason condition(s) within sixty (60) days of the date of the initial existence of the condition(s), (2) to the extent curable, the Company fails to cure the circumstance or event so identified within thirty (30) days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

2. Duties and Scope of Position. During the Engagement Term (as defined below), Executive will serve as the Chief Executive Officer of the Company, reporting to the Board, and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Engagement Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing Executive’s investments, other business affairs and other matters or serving on civic or charitable boards or committees, provided that no such activities materially interferes with the performance of Executive’s obligations under this Agreement, and provided further that Executive shall honor the non-competition and non-solicitation terms as per Section 15 below. During the Engagement Term, Executive agrees to disclose to the Company those other companies of which Executive is a member of the Board of Directors, an executive officer, or a consultant.

3. Term. The term of Executive’s engagement under this Agreement shall commence as of the Effective Date and shall continue until November 14, 2023 (the “Initial Term End Date”), unless earlier terminated in accordance with Section 8 hereof. The term of Executive’s engagement shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the Engagement Term (as defined below), such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Engagement Term. The period commencing as of the Effective Date and ending Initial Term End Date or such later date to which the term of Executive’s engagement under the Agreement shall have been extended is referred to herein as the “Engagement Term” and the end of the Engagement Term is the last day of employment.

4. Base Compensation. Initially, the Company shall pay to Executive a base compensation (the “Base Compensation”) of $280,000 for calendar year 2021 (prorated for any partial year), payable in equal bimonthly installments. Effective January 1, 2022 Executive’s Base Compensation shall be increased to $500,000. In addition, each year during the term of this Agreement, Executive shall be reviewed for purposes of determining the appropriateness of increasing Executive’s Base Compensation hereunder. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

5. Bonuses. In addition to Executive’s Base Compensation, Executive shall be given the opportunity to earn an annual bonus (the “Bonus”) of 2% of the Company’s EBITDA with respect to an applicable year for which the Bonus is payable (the “Target Year”), provided, however, that such Bonus shall not exceed two times (2x) Executive’s Base Compensation. The Bonus shall be paid by the fifteenth day of the third month of the fiscal year immediately following the Target Year. Other than in case of termination for Cause or voluntary resignation without Good Reason, in the event Executive is retained by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was retained by the Company during such Target Year divided by 365 (the “Pro Rata Bonus”). In addition to the foregoing, Executive shall be eligible to earn additional discretionary bonuses as determined by the Board or its Compensation Committee in their sole discretion. The determinations of the Board or its Compensation Committee with respect to Bonuses will be final and binding.

6. Stock Incentive Grants.  Executive shall participate in, and to receive grants under, the Company’s stock incentive plan. The amount and terms of any such grants shall be determined by the Board or its Compensation Committee, including the exercise price (which shall be equal to or greater than fair market value per share on the date of grant), vesting terms, and other relevant provisions. The determinations of the Board or its Compensation Committee with respect to grants will be final and binding. Notwithstanding the foregoing, upon the occurrence of a Change of Control, as defined herein, where the Company becomes a subsidiary or division of an entity which, immediately prior to such Change in Control, in terms of enterprise value, is at least two (2) times larger than the Company, any unvested equity awards that are then outstanding and unvested shall immediately vest and, with respect to all options and stock appreciation rights, shall become fully exercisable.

7. Benefits. Executive shall participate in all employee welfare and benefit plans and shall receive such other fringe benefits as the Company offers to its senior executives and directors. Until such time that the Company implements an employee health insurance plan, the Company agrees to reimburse Executive for all COBRA payments Executive makes to maintain health insurance coverage for Executive and Executive’s family. In addition, Executive shall be entitled to a personal car allowance from the Company during the Engagement Term of up to Six Hundred Fifty Dollars ($650) per month.

8. Termination.

(a) Termination by the Company. Subject to the obligations of the Company set forth in this Section 8, the Company may terminate Executive’s engagement at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. Notwithstanding the foregoing, in the event the Company desires to terminate the Executive’s engagement without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice. Executive’s engagement shall terminate automatically in the event of Executive’s death.

(b) Termination by Executive. Executive may voluntarily terminate the Engagement Term upon sixty (60) days’ prior written notice for any reason or no reason. Executive may terminate the engagement for Good Reason without notice.

(c) Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 8, Executive’s engagement shall terminate automatically upon Executive’s death. Subject to the obligations of the Company set forth in Section 8, in the event Executive is unable to perform Executive’s duties as a result of Disability during the Engagement Term, the Company shall have the right to terminate the engagement of Executive by providing written notice of the effective date of such termination.

9. Payments Upon Termination of Engagement.

(a) Termination for Cause, Death or Disability or Termination by Executive Without Good Reason. In the event that Executive’s engagement hereunder is terminated during the Engagement Term by the Company for Cause pursuant to Section 8(a), the Company elects not to renew the Engagement Term for Cause, by Executive without Good Reason, the Executive elects not to renew the Engagement Term without Good Reason (any termination described immediately preceding this parenthetical in this section 9(a), each a “Bad Leaver Termination”), or as a result of Executive’s death or Disability pursuant to Section 8(c), the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination the Company shall pay to the Executive (i) a lump sum amount equal to any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any Bonus earned for the year immediately preceding termination, but unpaid and which shall be paid at such time that bonuses are paid to other executives (or as otherwise determined by the Board); (iii) for termination other than a Bad Leaver Termination, any Pro Rata Bonus; (iv) within 1 month following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and (v) any vested rights under any of the Company’s compensation or benefit plans (other than the severance plan), to be paid and/or provided pursuant to the terms of such plans or agreements (collectively, “Accrued Compensation”).

(b) Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s engagement is terminated during the Engagement Term by the Company without Cause pursuant to Section 8(a), by Executive for Good Reason pursuant to Section 8(b), the Company elects not to renew the Engagement Term without Cause, or the Executive elects not to renew the Engagement Term for Good Reason, then the Company shall pay and/or provide Executive Accrued Compensation and, subject to Executive executing a release in the form set forth in Exhibit A attached hereto (such release becomes irrevocable within sixty (60) days of termination), the Company shall (i) pay to the Executive on the sixtieth (60th) following termination of employment a lump sum amount equal to twelve (12) months of Executive’s Base Compensation then in effect as of the date of termination, (ii) provide reimbursement to Executive for the COBRA premiums Executive pays to maintain health insurance coverage through the twelve (12) month anniversary of the date of termination and (iii) cause any equity awards granted prior to the Effective Date, that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable. Notwithstanding the foregoing, if Executive’s engagement is terminated or not renewed without Cause or for Good Reason and a Change of Control of the Company occurs within  six (6) months after such termination or within twenty-four (24) months prior to such termination (“Change in Control Termination”), then Executive shall be entitled to the severance benefits set forth under Section 9(c) and not under this Section 9(b).

(c) Termination in the Context of a Change of Control. Notwithstanding anything in Section 9(a) or 9(b) to the contrary, in the event of a Change in Control Termination, then Executive shall be entitled to receive Accrued Compensation and, subject to the Executive executing a release in the form set forth as Exhibit A attached here (and such release becomes irrevocable within sixty (60) days of termination), the following compensation and other benefits:

(i) on the sixtieth (60th) day of termination, the Company shall pay to the Executive a lump sum cash-payment equal to (a) the product of three times Executive’s Base Compensation (then in effect as of the date of termination) and (b) reimburse Executive for the COBRA premiums Executive pays to maintain health insurance coverage through the twenty-four (24) month anniversary of the date of termination; provided, however, Executive will not be entitled to such COBRA premiums upon Executive’s employment with a third party after termination;

(ii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, all of the equity awards that are then outstanding and unvested shall immediately vest and, with respect to all options and stock appreciation rights, shall become fully exercisable for a period of twenty four (24) months following the date of termination (but not later than when the award would otherwise expire); and

(iii) Severance benefits under this Section 9(c) and Section 9(b) above shall be mutually exclusive and severance under one such section shall prohibit severance under the other.

(d) If Executive’s employment terminates for any reason, Executive shall have no obligation to seek other employment and there shall be no setoff against amounts due to Executive under this Agreement for income or benefits from any subsequent employment.

10. Indemnification. The Company agrees to indemnify and hold harmless Executive, to the fullest extent permitted by the laws of the State of Delaware and applicable federal law in effect on the date hereof, or as such laws may be amended to increase the scope of such permitted indemnification, against any and all Losses if Executive was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which Executive is solely a witness. For purposes of this section, “Claim” means any proceeding, threatened or contemplated civil, criminal, administrative or arbitration action, suit or proceeding and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding. “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the effective date of this Agreement, related to the fact that Executive was a director, officer, employee or agent of the Company or by reason of an action or inaction by Company in any such capacity whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement. “Losses” means any and all damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, reasonable expenses, including attorney’s fees, experts’ fees, court costs, transcript costs, travel expenses, printing, duplication and binding costs, and telephone charges, and all other charges paid or payable in connection with investigating, defending, being a witness in or participating (including on appeal), or preparing to defend, be a witness or participate in, any Claim. The Company further agrees to maintain a directors and officers liability insurance policy covering Executive in an amount, and on terms no less favorable to Executive than the coverage the Company provides other senior executives and directors.

11. Section 409A It is intended that this Agreement and any payments or benefits provided to Executive whether under this Agreement or otherwise shall either be exempt from or comply with Internal Revenue Code (the “Code”) Section 409A and this Agreement and such payments/benefits shall be interpreted and administered consistent with such intention. For this purpose, each payment shall be considered a separate and distinct payment. However, to the extent any such payments are treated as nonqualified deferred compensation subject to Section 409A of the Code, then no amount payable upon Executive’s termination of employment shall be payable unless such termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h). In addition, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (x) the first business day of the seventh month after the date of Executive’s “separation from service” with the Company (within the meaning of Treas. Reg. Section 1.409A-1(h)) or (y) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 11 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. In no event shall the date of termination of Executive’s employment be deemed to occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or otherwise pursuant to a Change of Control shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by operation of law or otherwise.

13. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to Executive’s last known residence) or three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

14. Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s engagement by and service to the Company before, during and, if applicable, after the Engagement Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential  Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s engagement use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such engagement, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s engagement shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s engagement, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s engagement with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit B, and incorporated herein by this reference.

15. Non-Competition; Non-Solicitation.

(a) Non-Compete. In consideration for the right to potentially receive payments under Sections 9(b) or 9(c) and in consideration for the Executive receiving equity awards in 2021, the Executive hereby covenants and agrees that during the Engagement Term and for a period of twelve (12) months following the last day of employment, the Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 15(a), (i) “Competing Business” means any business competing with any products and/or services of the Company or its affiliates that exist or are in the process of being formed or acquired as of the Expiration Date (which shall include any biotechnology company focused on developing or marketing immunotherapy treatments) and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

(b) Non-Solicitation. The Executive further agrees that during the Engagement Term and for a period of one (1) year from the last day of employment, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave Executive or Executive’s employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.

(c) Remedies. The Executive acknowledges and agrees that Executive’s obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of Executive’s covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 15 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 15 or the continuation of any such breach by the Executive without the necessity of proving actual damages. Notwithstanding the foregoing, Executive acknowledges and Executive agrees that Executive shall be bound to the obligations set forth in Section 15 irrespective of any reason for Executive’s termination of engagement (as described in Section 8).

16. Engagement Relationship. Executive’s engagement with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s engagement at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s engagement may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

17. Excess Parachute Payments.

(a) If any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Company (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plans or agreements or otherwise) (“Payment”), constitute “excess parachute payments” within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment) (such taxes and assessments, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and, if so, then Company shall pay or provide to Executive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and payroll taxes at Executive’s actual marginal rates and the Excise Tax): (1) all of the Payments or (2) Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Safe Harbor Amount”). Payments shall be made as follows: (A) if none of the Payments constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), then such reduction and/or repayment shall occur in the manner the Executive elects in writing prior to the date of Payment; or (B) if any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order in the event that none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the Payments to be reduced will be determined in a manner which maximizes the Executive’s economic position and, to the extent the economic cost is equivalent between one or more Payments, such Payments will be reduced in the inverse order of when payment would have been made to the Executive, until the aggregate Payments payable to the Executive equal the Safe Harbor Amount (the “Reduced Amount”). The Company and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment).

(b) As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Payments may be made by the Company, which should not have been made (“Overpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Executive to the Company in and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(c) The determination of the Excise Tax, Safe Harbor Amount and Reduced Amount, if any, and other amounts under this subsection 17 shall be made by, Golden Parachute Tax Solutions LLC, or if they are no longer in business or are unable to take on this engagement, the independent accounting firm employed by the Company immediately prior to the Change of Control, or such other nationally recognized certified public accounting firm as may be designated by the Executive (“Certified Public Accountants”).

18. Miscellaneous Provisions.

(a) Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Delaware.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(f) Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(g) Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	ADITXT, INC.

	By:	/s/ Corinne Pankovcin
	Name:	Corinne Pankovcin
	Title:	President

EXECUTIVE:	/s/ Amro Albanna
AMRO ALBANNA

EXHIBIT A

FORM OF RELEASE

EXHIBIT B

CONFIDENTIALITY AGREEMENT AND INVENTIONS AGREEMENT